EXHIBIT 1.1

Pricing Agreement

March 7, 2003

To the Underwriters named in Schedule I hereto (the “Underwriters”)

c/o	Banc of America Securities LLC
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28225

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Ladies and Gentlemen:

          The Bank of New York Company, Inc., a New York corporation (the “Company”) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement Standard Provisions (August 2002) (the “Standard Provisions”), to issue and sell to the Underwriters the securities of the Company specified in Schedule II hereto (the “Designated Securities”).

          Except as set forth in the next paragraph, each of the provisions of the Standard Provisions is incorporated herein by reference in its entirety and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement.  Each reference to the Representatives herein and in the provisions of the Standard Provisions so incorporated by reference shall be deemed to refer to you.  Unless otherwise defined herein, terms defined in the Standard Provisions are used herein as therein defined.  The Representatives designated to act on behalf of themselves and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Standard Provisions and the address of the Representatives referred to in such Section 12 are set forth in Schedule II hereto.

          For purposes of this Pricing Agreement, Section 7(j) of the Standard Provisions is amended and restated as follows: “On or after the date of the Pricing Agreement relating to the Designated Securities, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iii) an outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war or other calamity or crisis or change in financial, political or economic conditions in the United States or elsewhere having an adverse effect on the financial markets of the United States, if the effect of any such event specified in this clause (iii) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Designated Securities on the terms and in the manner contemplated in the Prospectus as amended or supplemented relating to the Designated Securities.”

          A supplement to the Prospectus relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

          Subject to the terms and conditions set forth herein and in the Standard Provisions incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

          If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Standard Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.  It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of agreement among underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

THE BANK OF NEWYORK COMPANY, INC.

By:	/S/ BRUCE VAN SAUN

Name: Bruce Van Saun
Title: Senior Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

BANC OF AMERICA SECURITIES LLC
GOLDMAN, SACHS & CO.
As Representatives of the Underwriters named in Schedule I hereto

/S/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

SCHEDULE I
(TO PRICING AGREEMENT)

Underwriter	Aggregate Principal Amount of Designated Securities to be Purchased

Banc of America Securities LLC.	$180,000,000
Goldman, Sachs & Co.	$180,000,000
Keefe, Bruyette & Woods, Inc.	$40,000,000
Total	$400,000,000

SCHEDULE II
(TO PRICING AGREEMENT)

Title of Designated Securities:

3.40% Fixed Rate/Floating Rate Senior Subordinated Notes due 2013

Aggregate Principal Amount of Designated Securities:

$400,000,000

Initial Public Offering Price of Designated Securities:

$398,960,000 (or 99.740% of the aggregate principal amount of the Designated Securities)

Purchase Price to the Underwriters of Designated Securities:

$397,360,000 (or 99.340% of the aggregate principal amount of the Designated Securities)

Compensation of Underwriters:

$1,600,000 (or 0.400% of the aggregate principal amount of the Designated Securities)

Form of Designated Securities:

Book-entry only form represented by one security deposited with The Depository Trust Company (“DTC”) or its designated custodian to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC or such custodian.

Registration Statement:

Initial Registration Statement File Numbers: 333-103003, 333-103003-01, 333-103003-02, 333-103003-03, and 333-103003-04

Maturity Date:

March 15, 2013

Redemption Date:

The Designated Securities can be redeemed, at the option of the Company, in whole or in part, beginning March 15, 2008, on each interest payment date (including March 15, 2008), upon notice to the holders of the Designated Securities of not less than 15 days and not more than 30 days prior to the redemption date.

Interest Rate:

From and including March 12, 2003 to but excluding March 15, 2008: 3.40%

From and including March 15, 2008 to but excluding March 15, 2013 (if not redeemed): 3-month LIBOR plus 148 basis points reset quarterly

Interest Payment Dates:

From March 12, 2003 to March 15, 2008: Semi-annually – March 15 and September 15, commencing September 15, 2003

From March 15, 2008 to March 15, 2013 (if not redeemed): Quarterly – March 15, June 15, September 15 and December 15, commencing June 15, 2008

Other Terms of Designated Securities:

The Designated Securities shall have the terms set forth in the Prospectus Supplement dated March 7, 2003 to the Prospectus dated March 6, 2003

Time of Delivery:

March 12, 2003

Closing Location:

Pillsbury Winthrop LLP
One Battery Park Plaza
New York, New York 10004

Name and Address of Representatives:

Banc of America Securities LLC
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28225

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004